Exhibit 5



         [Cleary, Gottlieb, Steen & Hamilton letterhead]




                                   November 28, 1994


Ogden Corporation
Two Pennsylvania Plaza
New York, New York  10121

            Re:  New Common Stock of Ogden Corporation
                 -------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Ogden Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4, No. 33-56181 (the "Registration Statement") relating to the issuance, as described in the Registration Statement and the form of prospectus contained therein (the "Prospectus"), of up to 5,409,918 newly issued shares of the Company's common stock, par value $0.50 per share (the "New Common Stock"). The New Common Stock is to be issued in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994, (the "Merger Agreement") by and among the Company, OPI Acquisition Corp., a wholly-owned subsidiary of the Company, and Ogden Projects, Inc ("OPI"), which Merger Agreement is included as Exhibit A to the Prospectus.

Ogden Corporation, p. 2


          In arriving at the opinions expressed below, we have reviewed the Registration Statement as filed with the Commission and the exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine, we have relied upon the facts stated in the Prospectus, and we have assumed that the New Common Stock will conform in all material respects to the description thereof set forth in the Prospectus.

          Based upon and subject to the foregoing, it is our opinion that the shares of New Common Stock have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with such authorization and delivered and exchanged following consummation of the Merger as contemplated in the Prospectus, will be validly issued, fully paid and nonassessable.

          The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the heading "Legal Matters." By giving such consent, we do not admit that we are "experts" under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                              Very truly yours,

                              CLEARY, GOTTLIEB, STEEN & HAMILTON

                              By  /s/ William F. Gorin
                                 -------------------------------
                                   William F. Gorin, a Partner